Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Inseego Corp. 2009 Omnibus Incentive Compensation Plan of our reports dated March 14, 2016, with respect to the consolidated financial statements and schedule of Novatel Wireless, Inc. and the effectiveness of internal control over financial reporting of Novatel Wireless Inc., included in its Annual Report (Form 10-K) for the year December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 7, 2016